UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2014

SYNAGEVA BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23155	56-1808663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Hayden Avenue

Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2014, Synageva BioPharma Corp. (“Synageva”) entered into a First Amendment to Lease (the “Lease Amendment”), by and between Synageva and The Trustees of Hayden Office Trust (the “Landlord”), which amends the Lease, by and between Synageva and the Landlord, dated January 15, 2013 (as amended by the Lease Amendment, the “Lease”). The Lease Amendment expands Synageva’s currently-leased corporate headquarters located at 33 Hayden Avenue, Lexington, Massachusetts by 29,316 rentable square feet (the “Additional Space”).

Synageva anticipates that it will occupy the Additional Space in June 2014 upon the completion of building modifications. The rent for the Additional Space will be $22.50 per rentable square foot plus certain operating expenses and taxes. Synageva will have the right to occupy the entire Additional Space upon the completion of the building modifications, but it will pay rent on only 9,524 rentable square feet for the first two months and on 19,048 rentable square feet for the following eight months before paying rent on the full 29,316 rentable square feet thereafter. The total combined space subject to the Lease, including the Additional Space, will consist of 80,872 rentable square feet.

The initial term of the Lease Amendment begins upon occupying the Additional Space through December 2019, concurrent with the original lease. Synageva has an option to extend the Lease for two separate but successive periods of three years each.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

Date: February 26, 2014